Exhibit 99

FOR IMMEDIATE RELEASE

BALTIMORE, MARYLAND, March 18, 2004 –Mercantile Bankshares Corporation (Nasdaq: MRBK) today announced that it has terminated John Pileggi, CEO of Investment and Wealth Management, and Michael Donnell, Senior Vice President.

Messrs. Donnell and Pileggi, to whom Mr. Donnell reported, failed to disclose to senior business or legal management that a member of Mr. Donnell’s immediate family was in a position to receive a substantial referral fee from a firm retained by Mercantile to advise one of its registered hedge funds of funds. Mr. Pileggi, who was not CEO of Investment and Wealth Management at the time, expressly consented to the payment of the fee by the investment adviser. He did not inform senior business or legal management, either at the time or subsequently, of his consent to the fee, the terms of the fee or the circumstances surrounding it.

Edward J. Kelly, III, Chairman, President and Chief Executive Officer stated: “To the best of our knowledge and belief, the actions of Messrs. Donnell and Pileggi have resulted in no financial losses for either the firm or our clients, and the fund in question has generated positive returns for investors to date. This is not the issue. Potential conflicts of interest, no matter how they arise and whether they are direct or indirect, must be thoroughly analyzed and fully disclosed. This is the only approach consistent with protecting the interests of our clients and the reputation of the firm. Anything short of this will not be tolerated. To the extent it was ever effectively given, we have withdrawn any consent to the payment of the referral fee by the adviser.”

Mercantile’s investigation of this matter, with the assistance of its attorneys at Davis Polk & Wardwell, is ongoing and Mercantile will cooperate fully with all relevant authorities.

Contact:
David. E. Borowy	Janice M. Davis
Investor Relations	Media Relations
410-347-8361	410-237-5971
david.borowy@mercantile.net	janice.davis@mercantile.net